Exhibit 99.1 PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

HIGHLAND HOSPITALITY CORPORATION ANNOUNCES ACQUISITION OF

THE RADISSON HOTEL MOUNT LAUREL

MCLEAN, VA, September 2, 2004—Highland Hospitality Corporation (NYSE:HIH), a lodging real estate investment trust, or REIT, announced today the acquisition of the 283- room Radisson Hotel Mount Laurel, located in Mount Laurel, New Jersey, for $14.25 million, or approximately $50,000 per room. Highland entered into a long-term agreement with Sage Hospitality Resources to manage the property.

James L. Francis, Highland’s President and CEO, stated, “The acquisition of the Radisson Hotel Mount Laurel provides Highland with another opportunity to renovate and reposition a hotel within a growing market. We intend to invest significant capital to reposition this asset as an upscale, full-service branded hotel. We believe these efforts will result in strong current returns for our shareholders and significant capital appreciation over time.”

The 283-room Radisson Hotel Mount Laurel is situated within Mount Laurel Township, approximately ten miles east of Downtown Philadelphia and an estimated 17 miles from Philadelphia International Airport. The hotel is within close proximity to several corporate office parks that host such companies as Lockheed Martin, Commerce Bank, Okidata and Cendant Mortgage. The property contains approximately 12,000 square feet of flexible meeting space and provides such amenities as a heated outdoor pool, high-speed internet access, guestroom suites and a concierge level. Highland plans

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

to invest an additional $7.0 million to reposition the hotel and upgrade the guestrooms, meeting space, restaurant, lounge and other common areas.

Highland Hospitality Corporation is a self-advised lodging real estate investment trust, or REIT, focused on hotel investments primarily in the United States. The Company now owns 15 hotel properties with an aggregate of 4,451 rooms in eight states. Additional information can be found on the company’s website at www.highlandhospitality.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Highland Hospitality Corporation’s control. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.